Exhibit 10.2

Summary of Amendments to Employment Agreements

On March 31, 2006, Cinergy Corp. eliminated the requirement that, with limited exception, its executive officers and directors retain shares of stock acquired pursuant to the exercise of stock options until 90 days after their termination from employment or other service with Cinergy.  The elimination of this requirement was effective April 3, 2006, and results in the elimination of Section 4g from the employment agreements of Messrs. James E. Rogers, Michael J. Cyrus, James L. Turner and Marc E. Manly and Ms. Lynn J. Good.  Prior to its elimination, Section 4g of the employment agreement of each individual listed above provided as follows:

The Executive acknowledges and agrees that [he/she] shall not sell or otherwise dispose of any shares of Company stock acquired pursuant to the exercise of a stock option, other than shares sold in order to pay an option exercise price or the related tax withholding obligation, until 90 days after the Date of Termination.  Notwithstanding the foregoing, Cinergy, in its sole discretion, may waive the restrictions contained in the previous sentence.